NEWS RELEASE for April 28, 2005 at 8:00AM Eastern Time

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com
PALOMAR MEDICAL REPORTS RECORD REVENUES FOR FIRST QUARTER 2005 First Quarter Revenues Increase 57 Percent; Net Income Triples

        BURLINGTON, MA (April 28, 2005) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the first quarter ended March 31, 2005. The Company’s first quarter total revenues increased by 57 percent, product revenues increased by 48 percent, and gross profit from product sales improved by 57 percent as compared to the same quarter in 2004. Net income increased by 203 percent as compared to the first quarter of 2004. The Company also strengthened its balance sheet since the first quarter of last year, including increasing its cash position from $13 million to $29 million.

        Revenues for the quarter ended March 31, 2005, were $17 million, up from $10.8 million in the first quarter of 2004. Gross profit from product sales increased to $9.8 million (68 percent of product revenues), up from $6.2 million (65 percent of product revenues) in the year-earlier quarter. The Company reported net income of $3.5 million, or $0.19 per diluted share, for the first quarter of this year, versus net income of $1.2 million, or $0.07 per diluted share, for the first quarter of last year.

        Chief Executive Officer Joseph P. Caruso commented, “This has been an exciting and rewarding quarter for Palomar. We continue to enjoy increased market acceptance of our new product offerings, and we believe we are maintaining our leadership position as an innovator in our markets. Our reputation for leading-edge technology and product reliability has resulted in increased revenue for Palomar over the past three years in the expanding market for light-based cosmetic procedures; a trend we think will continue throughout 2005.”

        Mr. Caruso continued, “We continue to advance our aesthetic products to meet the demands of the market while offering accurate and safe treatments. During the first quarter, the Company presented, at the American Academy of Dermatology, the VisiLux1064™ Laser Handpiece and the LuxIR™ Infrared Handpiece for the Palomar StarLux™ Pulsed Light and Laser System, and the DermaType™Skinphotometer. These new product additions greatly increase a physician’s treatment options and complement our business model by providing numerous expansion opportunities through versatile, innovative attachments and complementing accessories.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800)798-2864 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 37443474 and will continue through Thursday, May 12, 2005. A webcast replay will also be available.

— more —

   Palomar — Page 2

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting indications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company (NYSE:G) to develop and potentially commercialize a patented home-use, light-based hair removal device for women, and an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

— more —

Palomar — Page 3
Palomar Financial Summary (Amounts in thousands, except per share data):
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Product revenues	$14,283,416	$ 9,627,115
Royalty revenues	1,382,284	193,278
Funded product development revenues	1,379,604	1,013,464

Total revenues	17,045,304	10,833,857

Costs and expenses:
Cost of product revenues	4,520,796	3,418,513
Cost of royalty revenues	552,914	77,311
Research and development	3,186,164	2,539,163
Selling and marketing	3,824,642	2,681,110
General and administrative	1,550,712	1,087,329

Total costs and expenses	13,635,228	9,803,426

Income from operations	3,410,076	1,030,431

Interest income, net of interest expense	172,068	27,238
Other income, net	6,000	143,067

Income before income taxes	3,588,144	1,200,736

Provision for income taxes	71,763	41,515

Net income	$ 3,516,381	$ 1,159,221

Net income per share:
Basic	$ 0.21	$ 0.08

Diluted	$ 0.19	$ 0.07

Weighted average number of shares outstanding:
Basic	16,477,815	15,063,754

Diluted	18,982,746	17,352,236

— more — Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$5,072,826	$7,508,856
Available-for-sale investments, at market value	24,100,000	17,650,000
Accounts receivable, net	7,358,935	7,122,745
Inventories	5,973,043	5,866,494
Other current assets	742,203	440,254

Total current assets	43,247,007	38,588,349

Property and equipment, net	903,407	899,368

Other assets	111,074	111,074

Total Assets	$44,261,488	$39,598,791

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,174,583	$971,030
Accrued liabilities	6,989,912	8,014,207
Deferred revenue	1,436,500	1,439,639

Total current liabilities	9,600,995	10,424,876

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 16,799,034 and 16,231,502 shares, respectively	167,991	162,315
Additional paid-in capital	174,392,623	172,428,102
Accumulated deficit	(139,900,121)	(143,416,502)

Total stockholders' equity	34,660,493	29,173,915

Total liabilities and stockholders' equity	$44,261,488	$39,598,791

# # #